NSAR ITEM 77O
                                      2000
                       VK High Income Corporate Bond Fund
                               10f-3 Transactions


  UNDERWRITING #         UNDERWRITING             PURCHASED FROM    AMOUNT OF SHARES      % OF            DATE OF
                                                                       PURCHASED        UNDERWRITING      PURCHASE


         1          Republic of Philippines      Lehman Brothers        1,500,000           0.150%         03/10/00


Other firms participating in Underwriting:

Underwriting for #1.

Lehman Brothers Inc.
Salomon Smith Barney Inc.
ABN AMRO Incorporated
Chase Securities Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated